Exhibit 4.1

FORM OF AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

CNL HEALTHCARE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation as amended and restated, adopted this Amended and Restated Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and subject to the conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive the cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant and enrolled in the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) Prior to the listing of the Shares on a national securities exchange, an over-the-counter market or a national market system (collectively, a “Listing”), the Reinvestment Agent will invest Distributions in Shares acquired from the Company pursuant to a registration statement relating to the Reinvestment Plan at a price not less than 95% of the fair market value of the Shares at the time of the reinvestment, as such price is determined from time to time by the board of directors of the Company.

(b) Upon Listing, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan; and in the event that:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at the then-prevailing market price for the Shares on the date of purchase by the Reinvestment Agent, and the amount of Distributions to be reinvested shall be reduced by any brokerage commissions charged by the broker-dealer; or

(ii) the Reinvestment Agent purchases Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the Shares shall be purchased at the price disclosed in the registration statement.

(c) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented or will represent a discount in excess of 5% of the fair market value per share at the time of the reinvestment on behalf of any particular Participant, the portion of the Shares issued or to be issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could adversely affect the Company’s ability to qualify as a real estate investment trust, and/or, at the Company’s option, the participation of such Participant in the Reinvestment Plan may be terminated, in which event any current and future Distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(d) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar quarter to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions, to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants. Any interest earned on distributions will be paid to the Company to defray costs relating to the Reinvestment Plan.

The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(e) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 6, below.

2. Election to Participate. Any stockholder who has received a prospectus, either solely for the Reinvestment Plan, or for the then-current offering, if any, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing an enrollment form, or a subscription agreement, as applicable (hereinafter, an “Election Notice”). Participation in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s Election Notice, provided the Election Notice is received at least 30 days prior to the end of the calendar quarter. Subject to the preceding sentence, a stockholder will become a Participant in the Reinvestment Plan effective as of the first day of the calendar quarter in which the stockholder submits an Election Notice; and the election to participate in the Reinvestment Plan will apply to Distributions attributable to such calendar quarter, and to all calendar quarters thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 10 hereof will be allowed to participate in the Reinvestment Plan again, upon receipt of a then-current prospectus relating to the Reinvestment Plan, which contains, at a minimum, the following: (i) the minimum investment amount, (ii) the type or source of proceeds which may be invested, and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required election forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice, and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

5. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 5, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

6. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased on behalf of Participant pursuant to the Reinvestment Plan during the quarter, and the per Share purchase price for such Shares. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

7. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Reinvestment Plan. CNL Securities Corp. will assist in administering the Reinvestment Plan, however, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Reinvestment Plan.

8. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

9. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, with respect to any Shares purchased through the Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to, and may incur a tax liability with respect to, the amount of such discount.

10. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days prior to the last day of the calendar quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate an individual Participant’s participation in the Reinvestment Plan immediately in accordance with Section 1(c) hereof, and such Participant shall be provided prompt notice thereof in accordance with Section 11.

(c) The Company may terminate or suspend the Reinvestment Plan at any time (i) by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant in accordance with Section 11 hereof, or (ii) by disclosure in the Company’s current, quarterly or annual report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), not less than 15 days prior to the effective date of the termination or suspension of the Reinvestment Plan.

(d) After termination or suspension of the Reinvestment Plan, or the termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 6 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of a termination or suspension will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

11. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Healthcare Properties Inc., c/o DST Systems, Inc., 430 W. 7th Street, Suite 219001, Kansas City, Missouri 64105, if to the Reinvestment Agent, or to such other addresses as may be specified by written notice to all Participants. Except as otherwise provided in Section 10(c), notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

12. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented (collectively, an “Amendment”) by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, (i) by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant in accordance with Section 11 hereof, or (ii) by disclosure in the Company’s current, quarterly or annual report filed under the Exchange Act, at least 15 days prior to the effective date of such Amendment; provided, that any such Amendment must be approved by a majority of the Independent Directors of the Company, until Listing, and by any necessary regulatory authority. Such Amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination of participation in the Reinvestment Plan prior to the effective date of the Amendment.

13. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.

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